Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q1 2020 Financial Results - April 29, 2020

Bruce Davis – Chairman and CEO

Thank you and good afternoon. Welcome to our conference call. Charles Beck, our CFO, is with me. On the call today, we will review Q1 financial results, discuss significant business developments and market conditions, and provide an update on progress in execution of strategy. We have posted these prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Please note that we may make certain forward-looking statements in this call, and in the prepared remarks we filed with the Securities and Exchange Commission and posted on our website under the heading “Safe Harbor

Statement,” regarding revenue recognition matters, results of operations, investments, initiatives, perspectives on business partners, customers, prospects, industry trends, and growth strategies. We also will discuss from time to time information provided to us by our partners and actual and potential customers. We are providing this information as we understand it was represented to us. We do not verify nor vouch for such information. All such statements and information are subject to many assumptions, risks, uncertainties and changes in circumstances. Any assumptions we share about future performance represent a point-in-time estimate. Actual results may vary materially from those expressed or implied by such statements. We expressly

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disclaim any obligation to revise or update statements or other information that we provide during this call to reflect events or circumstances that may arise after the date of this conference call. For more information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the Securities and Exchange Commission, including the Form 10-Q that we expect to file shortly. Any links included in our prepared remarks are provided for general information and context only. The content referenced is not incorporated by reference and you should not consider it a part of this presentation. We do not verify nor vouch for such information.

Charles will now comment on our financial results, then I will discuss significant business developments, market conditions, and execution of strategy.

Financial Results

Good afternoon everyone. First off, you may have noticed some changes to our income statement. We have revised our income statement to improve visibility into the return on investment in growth initiatives targeting retailers and consumer brand owners and to facilitate more effective comparisons with our peers. We incorporated License revenue into Subscription revenue and reclassified a small amount of revenue from Subscription to Service.

We also incorporated Intellectual Property expense into General and Administrative expense. These changes reflect the evolution of our business from IP licensing to provision of software and services based on our auto identification platform. The focus of patent development has shifted from monetization to support licensing of our software.

The designations of Barcode and Guardian are no longer relevant considering our approach to Platform monetization. Assessment of return on investment is facilitated via reporting revenue by target markets. The key market categories are

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Government, Retail, and Media. Government includes services and subscriptions provided to the Central Banks and other government agencies. Retail includes services and subscriptions provided to retailers, brands, their suppliers and related solution providers. Retail is mostly what we used to refer to as Barcode revenue but also includes revenue from Retail customers formally categorized as Guardian and License revenue. Media includes all other services and subscriptions provided to media, entertainment, education and other customers. Media comprises mostly what we used to refer to as Guardian and License revenue but also includes Barcode for commercial print and audio for non-Retail customers. We anticipate adding other market categories as the business expands to facilitate your evaluation of our investment spending and returns.

Given that Retail is the primary area of investment and driver for top-line growth, we will focus disclosure on Retail bookings in our quarterly reports. Bookings for Government and Media are relatively consistent year over year and therefore we do not intend to disclose bookings in these areas unless we observe something that is likely to significantly impact those trends. We have recast the 2019 bookings and revenue figures we provided last year to reflect this new reporting structure. The recast had minimal impact on the classifications of amounts previously reported.

Now to our Q1 results. Revenue for the first quarter was $6.2 million, an increase of $500 thousand or 9% from the first quarter last year. Subscription revenue increased 33% to $2.5 million while Service revenue was essentially flat.

Revenue from Retail was up 70% to $1.3 million from $700 thousand in Q1 last year. Revenue from Government and Media was essentially flat at $4.0 million and $900 thousand, respectively. Most of our revenues are recurring.

Q1 Retail bookings, which includes bookings from contracts with retailers, brands, their suppliers and related solution providers, doubled to $1.8 million, up from $900 thousand in Q1 last year. Bookings included $450 thousand for the

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contract renegotiation that we mentioned on the last earnings call with our supplier partner focused on supply chain improvements. As we expected, the fixed amount of the new contract is lower than the original. The program has potential upside in the future as it expands to more customers.

Gross margin for the quarter was 64%, up from 62% last year, primarily reflecting the impact of higher subscription revenue. Subscription margin was 79% while Service margin was 55%.

Operating expenses were $13 million, an increase of 7% from Q1 last year primarily reflecting increased headcount to address growing demand and delivery requirements and routine annual compensation adjustments for our employees.

Operating expenses were below the low end of the range of $13.6 million to

$13.8 million that we provided on our last earnings call due to cost cuts and deferrals. We will continue to closely monitor our product and financial markets and our sales pipeline in relation to our working capital on hand in managing our rate of investment.

Net loss for Q1 was $8.9 million or 74 cents per diluted share, versus a net loss of $8.5 million or 74 cents per diluted share in the first quarter last year.

Strategic financing discussions have been paused as potential investors assess their circumstances. Before the market collapsed due to the pandemic, we raised $600 thousand of capital under the ATM program by selling 28 thousand shares at an average price of $22. There is substantial uncertainty and volatility in the small cap sector of the stock market that has negatively impacted our share price, which is inhibiting potential use of the ATM. After the end of the quarter, we received a Paycheck Protection Program loan that will give us more time to observe financial market trends and assess the effects of the pandemic on our prospects to determine the best course of action concerning financing the business. I will summarize details of the loan in a moment.

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We invested $6.2 million of working capital during Q1, below the low end of the range of $7 to $8 million we provided on our last earnings call. In addition to the ATM proceeds, we were able to reduce our cash spend from initial estimates by deferring headcount additions, capital expenditures and other discretionary spending.

On April 16, 2020, we executed a Promissory Note with Stearns Bank for $5 million pursuant to the Paycheck Protection Program under the CARES Act. The Note matures in 24 months, bears interest of 1% per annum, provides for 6 months of payment deferral and requires no collateral or guarantees. The Note is also subject to the forgiveness provisions of the Program. The amount to be forgiven is determined based on the amount of the loan used to pay for qualified payroll costs, including group health care benefits, rent and utilities for the first 8 weeks after the Note is issued. We anticipate a significant majority of the loan amount will be forgiven.

We ended the quarter, prior to receiving the loan proceeds, with $30.6 million in cash and investments.

We will continue to be careful in spending, deferring open headcount positions and capex where possible and cutting or eliminating professional services fees as well as other expenses. For instance, we anticipate future cost savings as the result of moving public relations and investor relations in house, with the hiring of a senior director of corporate communications. I believe this move will have the added benefit of a more nuanced understanding of our execution of strategy and relationships with our shareholders.

We anticipate operating expenses in the second quarter to be between $12.0 million and $12.5 million. We expect cash usage in the second quarter to be

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between $1 million and $2 million after reflecting the $5 million of loan proceeds received in April.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we expect to file shortly.

Bruce will now provide his comments on significant business developments, market conditions, and execution of strategy.

Execution of Strategy

Our company has responded effectively to the pandemic crisis so far. The first stage of response focused on health and safety of our employees. The next stage focused on productivity of an entirely remote work force, providing tools, training and support to optimize the work streams. Both stages have been executed well. In parallel, we grew revenues, reduced expenses, and secured interim financing via the Paycheck Protection Program. Our focus now is on assessing the effects of the crisis on our business prospects, short and long term.

The pandemic has resulted in many changes in how the world operates. The path and pace of economic recovery and the shape of the new normal are uncertain. The effects on our business are difficult to predict. These uncertainties led us to apply for, and receive, a Paycheck Protection Program loan. This gives us a little more time to assess what the new normal will look like, the timing and nature of the path there, and its implications for our business. The PPP loan is having the intended effect of allowing us more time to assess how our business will go before making any significant changes to our business. As you see from the Q1 results, we have been reducing expenses wherever possible without reducing our workforce or disrupting the productivity of our

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employees. Given the nature of our work and skills required, keeping our team intact is very important to achieving our goals.

Retail has been dramatically affected by the pandemic.1 We believe our importance has increased. Shoppers’ concerns about health and safety have affected how they choose to shop, with much more online purchasing; and what they shop for, considering loss of income and uncertainties about the path forward. Automatic identification is a key to addressing necessary changes for retailers and their suppliers. Digimarc has an important role to play in many aspects of their businesses to improve health, safety and productivity. The fundamental signaling techniques and massive mathematical and graphical redundancy of our platform outperform traditional barcodes in ease of use, reliability and efficiency throughout demand and supply cycles. These advantages are more important than ever due to the Covid-19 coronavirus pandemic.

Q1 was a busy quarter for engagement with retailers and consumer brand owners, following on a very successful NRF. We made great progress during the quarter with suppliers and select end users in improving Platform support for applications spanning the full product lifecycle. With this said, it’s a very unusual time, with lots of entropy. There are increases in both demand and deferrals, a sense of urgency among some prospects and distraction from other priorities for others. I am optimistic about our long term prospects and increasingly confident in the value of our work. My greatest concern is still the pace of progress in relation to access to capital. We have no inventory, and no supply chain risk.

1 https://www.wsj.com/articles/safety-advice-if-you-must-visit-the-grocery-store-11585336520; see also, e.g. https://storebrands.com/april-online-grocery-surges-past-record-setting- march?utm_source=omeda&utm_medium=email&utm_campaign=NL_Store+Brands+Intel&utm_keyword

=&oly_enc_id=8808E8430478J5C

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We license software. We have a terrific foundation to our recurring revenues with the central banks and Walmart. We improved working capital with the ATM and PPP loan. The loan will be very helpful in bridging the gap of uncertainties that we face from the pandemic.

So far our business with existing customers is healthy, subject to my pacing comments a few moments ago. We are in the final stages of packaging implementation with Wegmans, working on means to maximize the ROI from the now substantially complete private packaging transformation. Netto progress continues apace. Walmart private brand enhancement is going great. We have begun expansion into general merchandise. Thermal labels were initially slowed by integration with a critical supplier. That looks to have been resolved. The software is in test. Moving into stores may still happen in Q2 but is at risk to higher priorities flowing from the pandemic response. In the meantime, our support for Walmart continues to expand, most recently, into in store entertainment marketing pursuant to a new statement of work activating in-store signage for movie properties to improve consumer engagement. We are also working directly with some product suppliers to activate their instore print advertising.

The industry is taking notice of our progress. Work has begun with another top five US retailer, beginning with a focus on what are known as bottom of the basket items to help reduce shrink at checkout. With self-checkout options expanding, this is becoming a greater concern. There is also evidence of momentum in Europe where Netto’s success is inspiring sales progress in negotiations with other leading retailers there. Of course, all of this is entangled in the complications flowing from the pandemic. Nevertheless, we find this very encouraging and consistent with theory of market development.

Grocery, our target market, is the most robust sector of the economy. Grocery retailers are on the frontlines and redefining the shopping experience. There is

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an increasing appreciation that Digimarc can help transform retail into a safer and more productive experience. For example, Digimarc on packaging and labels can:

•	speed up all forms of check out and reduce congestion in stores;
•	enable scan-and-go models for less person-to-person contact while reducing hand keying items and less package handling; and
•	enable faster pick-and-pack for store employees to fulfill mobile orders and curbside pick-ups, et cetera.

Think “low touch shopping”.

We recently initiated a campaign targeting more than 100 grocers in the US and Europe. Outbound calling efforts are underway. Digital and social marketing, and a webinar, is planned for June. The campaign is designed to foster broad understanding of Digimarc’s benefits and industry accomplishments, inspire conversations with decision-makers in these accounts, and influence retail technology plans and budgets as these retailers look for new ways to digitize store operations and supply chains for greater safety and efficiency.

Our supplier network is growing at a rapid pace. There is also more openness to collaboration from suppliers than ever before. Increasing inquiries from interested pre-media and printing companies around the world have led us to create fee- based Supplier Services Bundles as a way for these companies to get educated on Digimarc for packaging and access to our Platform software and tools.  We are making it quick, easy and inexpensive for them to get started with three tiered bundles to choose from based on their specific needs. We continue to educate the supplier and academic community, recently completing a training program with Clemson University students and planning webinars with one of the leading printing associations this summer.

As previously reported, we had a hiccup with one of our supply chain oriented developers in Q4 that impacted bookings growth when unrelated corporate

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events there led to sudden widespread cost-cutting efforts. We have successfully renegotiated that contract. Another company has recently gotten involved. We are assessing existing customer relationships and prospects to determine the optimal path forward for the new collaboration. The effects of the pandemic on other suppliers is difficult to assess in the near term. There have not been other notable disruptions since the outbreak.

In Europe, HolyGrail2.0 may finally be getting organized. We have been negotiating a governance agreement with a potential leader for the industry initiative, license agreements with leading waste equipment suppliers, and golden thread projects in several countries. Golden threads are consortia led end-to-end studies of the impact of Digimarc’s platform on the Circular Economy. In the meantime, P&G is moving forward with products in several of their brands for initial distribution in Germany and UK. We expect more CPGs to go live in 2020. There are increasing investments in Digimarc-capable infrastructure by several leading retailers in Europe and the supplier network there is expanding. All encouraging signs.

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We are also seeing some signs of traction in Japan. For example, we are collaborating with supplier partners in a pilot program with one of the largest logistics companies in Japan. They are using our thermal label software to create serialized codes to improve the efficiency and reliability of tracking roll box pallets within warehouses and delivery trucks. Adoption by retailers in Japan has been slowed by less effective scanners at front of store compared to the US and Europe. We are working with relevant suppliers to remedy the situation. There is important retailer interest once these matters have been resolved.

Serialization is emerging as a significant new source of demand. The primary use cases are track and trace, brand protection, and other supply chain

2 https://intelligence.weforum.org/topics/a1Gb0000000pTDMEA2?tab=publications

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applications. New approaches for applying Digimarc post-print, including laser ablation and marker-coder overprinting, are opening doors for Digimarc and allowing us to leap-frog the slowly evolving digital printing market that has previously governed the pace of adoption of our Platform for serialization. Our work with initial customers indicates our superiority over QR Codes, DataMatrix, and GS128 (extended 1D barcode) in first pass read rates, lower ink use, and faster scan speeds. The primary use cases are track & trace, and brand protection. We are developing several new customer and supplier relationships in this area.

It is a very exciting time in R&D, where we had some amazing accomplishments during the quarter, including a pilot of automatic enhancement which would dramatically reduce Enhancement cost and time for some packages; a warping tool to minimize the effects of geometric distortion supporting important customer and industry initiatives regarding plastic packaging; laser etching and mold design to expand coverage of Digimarc Barcode in complex package designs containing plastic substrates; support for numerous business development opportunities with industry leaders in fast-moving consumer packaged goods and quick service restaurants; and optimization and elaboration of apparel enhancement involving several suppliers and prospective customers. The Platform is expanding and maturing.

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We published an important technical and market analysis whitepaper earlier today, entitled “Beyond the UPC: Digimarc Makes Retail Operations Safer and More Profitable”. It summarizes findings of a GS1 US sponsored study explaining retail industry’s need to move beyond the UPC and provides a detailed technical case for the superiority of Digimarc Barcode over all other potential successor data carriers. I recommend that you read it to better understand our role in the future of automatic identification for retail. It explains our general superiority and how, for example, we address problems posed by the pandemic like no other barcode, just as we do for plastics recycling and sustainability. I am more confident than ever that Digimarc Barcode is the successor to the U.P.C. and will have a profound impact on the global supply chain.

Charles described changes to our financial statements and related financial measures that are intended to facilitate better analysis of our execution of strategy. We have observed a generally accelerating rate of growth in these measures since earlier 2018, consistent with effective execution. Detailed updates of the expanding use of our Platform can be tracked on our website and

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other media channels.3 We will be engaging in more outreach to you and the rest of the investment community once our new Director of Corporate Communications gets settled in.

The loan from the federal government is serving its intended purpose, giving us time to further assess the impact of the pandemic. Given the important role that our Platform can play in health, safety and efficient retail and supply chain, the pandemic effects on the nature of shopping may better encourage adoption as we help retailers and consumer brand owners adapt to the new normal where reliable, efficient auto identification is a cornerstone. On the other hand, the health and economic uncertainties make judging the pace of change more difficult than ever. We are managing our working capital carefully, encouraging and facilitating extraordinary efforts by our team, and doing our best to articulate our value to customers and suppliers.

With help from the Paycheck Protection Program, we will traverse the pandemic disruption. Factors in our favor include growing bookings and revenues, enough cash to fund operations through 2020, no inventory, no supply chain risks, Central Banks and Walmart as our largest customers, a target market that is the most robust sector of the economy; and a Platform that addresses needs aggravated by the pandemic.

Key takeaways

•	Q1 revenues and EPS exceeded analyst estimates
•	Total revenue grew 9% year over year; subscription revenue was up 33%; and Retail bookings doubled

3 https://www.digimarc.com/about/news-events/press-releases/2020/02/12/digimarc-platform-innovations- showcased-at-industry-events

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•	Balance sheet strengthened with an influx of capital from the ATM and PPP loan.
•	Largest customers are Central Banks; and Walmart where footprint continues to expand
•	In final stages of packaging implementation with Wegmans, discussing means to maximize the ROI from the now substantially complete private packaging transformation.
•	More openness to collaboration from suppliers than ever before.
•	HG2.0 formation is progressing; negotiations are underway with a potential leader, brands, equipment suppliers and Golden Thread consortia
•	PPP loan has boosted working capital; most of it expected to be forgiven
•	Target market is the most robust sector of the economy -grocery
•	Social distancing will pressure physical retail to increase efficiency
•	Shopping and retail operations management will elevate importance of “low touch”
•	Platform addresses needs aggravated by the pandemic, likely making Digimarc a long term beneficiary of the crisis.
•	Continue to effectively manage working capital

Hopefully, the PPP loan is a bridge to a healthier and more predictable capital market, resumption of strategic investment discussions, and further proof of unrecognized business value in fostering a safer and more productive retail environment. In the meantime, we will continue to manage our capital carefully as we make our Platform more efficient, reliable, and robust; expand application support; and add customers and suppliers. Digimarc’s important role in facilitating safe and efficient retail has been accentuated by the corona virus crisis.

Effective management of working capital remains a critical concern. I have led the company for 23 years, during which time we have overcome many challenges. We will work our way through this one, too. Thank you for your support of our mission and confidence in our ability to achieve it. We wish you all the best in these difficult times.

That’s it for our prepared remarks. Now, we will open the call to questions.

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